EXHIBIT 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

REGENXBIO INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

REGENXBIO Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is REGENXBIO Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on September 16, 2014 under the name REGENXBIO Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is REGENXBIO Inc.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A. Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 39,398,045. The total number of shares of common stock authorized to be issued is 23,100,000 par value $0.0001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 16,298,045, par value $0.0001 per share (the “Preferred Stock”), of which 2,393,127 shares are designated as “Series A Preferred Stock”, 1,906,295 shares are designated as “Series B Preferred Stock”, 4,631,774 are designated as “Series C Preferred Stock” and 7,366,849 are designated as “Series D Preferred Stock”.

B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions.

(a) The holders of shares of Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock of this corporation at the applicable Dividend Rate (as defined below), payable pro rata based on the aggregate amount of accrued dividends per share of Series D Preferred Stock as set forth in this subsection 1(a) of Article IV(B) when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. The holders of the outstanding Series D Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this subsection 1(a) of Article IV(B) upon the affirmative vote or written consent of the holders of at least a majority of the shares of Series D Preferred Stock then outstanding, which vote or written consent must include at least three of the Requisite Lead Investors (as defined in that certain Amended and Restated Voting Agreement dated on or about the Filing Date (as defined below) by and among this corporation and the other parties thereto, as amended from time to time (the “Voting Agreement”)).

(b) Subject to the rights of the holders of Series D Preferred Stock set forth in subsection 1(a) of Article IV(B) above, the holders of shares of Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Series B Preferred Stock, Series A Preferred Stock or Common Stock of this corporation, at the applicable Dividend Rate, payable pro rata based on the aggregate amount of accrued dividends per share of Series C Preferred Stock as set forth in this subsection 1(b) of Article IV(B) when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. The holders of the outstanding Series C Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this subsection 1(b) of Article IV(B) upon the affirmative vote or written consent of the holders of at least a majority of the shares of Series C Preferred Stock then outstanding, which vote or written consent must include at least two of the Series C Lead Investors (as defined in the Voting Agreement).

(c) Subject to the rights of the holders of Series D Preferred Stock and Series C Preferred Stock set forth in subsection 1(a) and subsection 1(b), respectively, of Article IV(B) above, the holders of shares of Series B Preferred Stock and Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the applicable Dividend Rate, payable pro rata based on the aggregate amount of accrued dividends per share of Series B Preferred Stock and Series A Preferred Stock as set forth in this subsection 1(c) of Article IV(B) when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. The holders of the outstanding Series B Preferred Stock and Series A Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this subsection 1(c) of Article IV(B) upon the affirmative vote or written consent of the holders of at least fifty-five percent (55%) of the shares of Series B Preferred Stock and Series A Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis).

(d) Subject to the rights of the holders of Preferred Stock set forth in subsection 1(a), subsection 1(b) and subsection 1(c) of Article IV(B) above, after payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.

(e) For purposes of this subsection 1 of Article IV(B), “Dividend Rate” shall mean $0.1003 per annum for each share of Series A Preferred Stock, $0.331192 per annum for each share of Series B Preferred Stock, $0.51816 per annum for each share of Series C Preferred Stock and $0.765592 per annum for each share of Series D Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

2. Liquidation Preference.

(a) In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series D Preferred Stock shall be entitled to receive out of the proceeds or assets of this corporation available for distribution to its stockholders (the “Proceeds”), prior and in preference to any distribution of the Proceeds to the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price (as defined below) for the Series D Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of a Liquidation Event, the Proceeds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a) of Article IV(B). For purposes of this Restated Certificate of Incorporation, “Original Issue Price” shall mean $1.255 per share for each share of the Series A Preferred Stock, $4.1399 per share for each share of Series B Preferred Stock, $6.477 per share for each share of Series C Preferred Stock and $9.5699 per share for each share of Series D Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

(b) In the event of any Liquidation Event, either voluntary or involuntary, after payments of all preferential amounts required to be paid to the holders of the shares of Series D Preferred Stock required by subsection 2(a) of Article IV(B), the holders of Series C Preferred Stock shall be entitled to receive out of any remaining Proceeds, prior and in preference to any distribution of the Proceeds to the holders of Series B Preferred Stock, Series A Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price for the Series C Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of a Liquidation Event, the Proceeds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection 2(b) of Article IV(B).

(c) In the event of any Liquidation Event, either voluntary or involuntary, after payments of all preferential amounts required to be paid to the holders of the shares of Series D Preferred Stock and Series C Preferred Stock required by subsection 2(a) and subsection 2(b), respectively, of Article IV(B), the holders of Series B Preferred Stock and Series A Preferred Stock shall be entitled on a pari passu basis among such series of Preferred Stock to receive out of any remaining Proceeds, prior and in preference to any distribution of the Proceeds to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price (as defined below) for such series of Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of a Liquidation Event, the Proceeds thus distributed among the holders of the Series B Preferred Stock and Series A Preferred shall be insufficient to permit the payment to such holders of the full preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably on a pari passu basis among the holders of such series of Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection 2(c) of Article IV(B).

(d) Upon completion of the distribution required by subsection 2(a), subsection 2(b) and subsection 2(c) of Article IV(B), all of the remaining Proceeds shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Preferred Stock).

(e) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(f) (i) For purposes of this Section 2 of Article IV(B), a “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of this corporation’s assets or the exclusive license of all or substantially all of the corporation’s intellectual property, (B) the consummation of the merger or consolidation of this corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), which vote or written consent must include at least three of the Requisite Lead Investors.

(ii) In any Liquidation Event, if Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of a majority of the voting power of all then outstanding shares of Preferred Stock, which must include at least three of the Requisite Lead Investors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subsection 2(d)(ii)(A)(1), subsection 2(d)(ii)(A)(2) or subsection 2(d)(ii)(A)(3) of Article IV(B) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of a majority of the voting power of all then outstanding shares of such Preferred Stock, which must include at least three of the Requisite Lead Investors.

(C) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders under the General Corporation Law and Section 6 of this Article IV(B), be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii) In the event the requirements of this Section 2 of Article IV(B) are not complied with, this corporation shall forthwith either:

(A) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 of Article IV(B) have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) of Article IV(B) hereof.

(iv) This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2 of Article IV(B), and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent a majority of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), which consent must include at least three of the Requisite Lead Investors.

(g) Allocation of Contingent Consideration. In the event of a deemed Liquidation Event pursuant to subsection 2(e)(i) of Article IV(B), if any portion of the consideration payable to the stockholders of this corporation is placed into escrow and/or is payable to the stockholders of this corporation subject to contingencies, the definitive agreement with respect to such deemed Liquidation Event shall provide that the portion of such consideration that is placed in escrow and/or subject to any contingencies (the “Contingent Consideration”) shall be allocated among the holders of capital stock of this corporation in accordance with subsection 2(a), subsection 2(b) and subsection 2(c) of Article IV(B) as if all of consideration ultimately payable in the transaction, including the Contingent Consideration, is paid without restrictions at the time of closing the deemed Liquidation Event (so that the Contingent Consideration shall be allocated among the holders of capital stock of this corporation pro rata based on the amount of such consideration otherwise payable to each stockholder pursuant to this Section 2 of Article IV(B)).

3. Redemption.

(a) At any time after December 31, 2019, but within sixty (60) days after the receipt by this corporation of a written request from the holders of not less than a majority of the then outstanding Preferred Stock (voting together as a single class and on an as-converted basis, which written consent must include at least three of the Requisite Lead Investors) that all of the then outstanding shares of Preferred Stock be redeemed, provided that all such notices are received within a period of thirty (30) consecutive days, this corporation shall, to the extent it may lawfully do so, redeem in three (3) annual installments (each payment date being referred to herein as a “Redemption Date”) the then outstanding shares of Preferred Stock by paying in cash therefor a sum per share equal to the applicable Original Issue Price for such shares of Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) plus all accrued but unpaid dividends on such share (whether or not declared) (the “Redemption Price”). The number of shares of each series of Preferred Stock that this corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of such series of Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Any redemption of a series of Preferred Stock effected pursuant to this subsection 3(a) of Article IV(B) shall be made on a pro rata basis among the holders of such series of Preferred Stock in proportion to the aggregate Redemption Price of each such holder of Preferred Stock would otherwise be entitled to receive on the applicable Redemption Date.

(b) Not less than forty (40) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Preferred Stock, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number and series of the shares of Preferred Stock to be redeemed from such holder, the Redemption Prices for each series of Preferred Stock and the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed, if any (the “Redemption Notice”). If this corporation receives, on or prior to the twentieth (20th) day after the date of delivery of the initial Redemption Notice to a holder of Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 3 of Article IV(B), then the Preferred Stock registered on the books of this corporation in the name of such holder at the time of the corporation’s receipt of such notice shall thereafter be “Excluded Stock”. Excluded Stock shall not be redeemed or redeemable pursuant to this Section 3, whether on such Redemption Date or thereafter. Except as provided in subsection (3)(c) of Article IV(B), on or after each Redemption Date, each holder of Preferred Stock on such Redemption Date shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice as holders of Preferred Stock (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this corporation legally available for redemption of shares of Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed in proportion to the aggregate Redemption Price that each such holder would be entitled to receive pursuant to Section 3(a) of Article IV(B). The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares that this corporation has become obliged to redeem on any Redemption Date but that it has not redeemed.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such share of the Preferred Stock, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 4(d) of Article IV(B).

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) the closing of this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, of not less than $40,000,000 in the aggregate of gross proceeds, prior to deduction of underwriting discount and commissions (a “Qualified Public Offering”) or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), which vote or written consent must include at least three of the Requisite Lead Investors.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date set forth for conversion in the written notice of the election to convert irrespective of the surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of subsection 4(b)(ii) of Article IV(B) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If this corporation shall issue, on or after the date upon which this Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this subsection 4(d)(i)(A) of Article IV(B), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable. In the event that this corporation issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to a Conversion Price pursuant to the provisions of this subsection 4(d) of Article IV(B) (the “First Dilutive Issuance”), and this corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in a subsequent issuance other than the First Dilutive Issuance that would result in further adjustment to a Conversion Price (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the applicable Conversion Price for each series of Preferred Stock shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(B) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one-tenth of one cent per share. Except to the limited extent provided for in subsection 4(d)(i)(E)(3) and subsection 4(d)(i)(E) (4) of Article IV(B), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) of Article IV(B) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors, with the approval of the holders of at least a majority of the then-outstanding shares of Series D Preferred Stock, irrespective of any accounting treatment.

(E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsection 4(d)(i)(C) and subsection 4(d)(i)(D) of Article IV(B)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsection 4(d)(i)(C) and subsection 4(d)(i)(D) of Article IV(B)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsection 4(d)(i)(E)(1) and subsection 4(d)(i)(E)(2) of Article IV(B) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4) of Article IV(B).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E) of Article IV(B)) by this corporation on or after the Filing Date other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(A) Common Stock issued pursuant to a split or subdivision of the Common Stock as described in subsection 4(d)(iii) of Article IV(B) hereof;

(B) Up to an aggregate of 4,100,000 shares of Common Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) issued to employees, directors, consultants and other service provides for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by this corporation’s Board of Directors and shares of Common Stock in excess of 4,100,000 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by this corporation’s Board of Directors, and the holders of at least a majority of the then-outstanding shares of Series D Preferred Stock;

(C) Common Stock issued pursuant to a Qualified Public Offering;

(D) Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E) (x) Up to the Allocated Amount of shares of Common Stock issued in connection with a bona fide business acquisition by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, provided, such issuance is approved by the Board of Directors and (y) shares of Common Stock in excess of the Allocated Amount issued in connection with a bona fide business acquisition by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, provided, such issuance is approved by the Board of Directors, and the holders of at least a majority of the then-outstanding shares of Series D Preferred Stock;

(F) Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) of Article IV(B) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d) of Article IV(B);

(G) Common Stock issued upon conversion of the Preferred Stock; or

(H) (x) Up to the Allocated Amount of shares of Common Stock issued to persons or entities in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships, provided such issuances are approved by the Board of Directors and (y) shares of Common Stock in excess of the Allocated Amount issued to persons or entities in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships, provided such issuances are approved by the Board of Directors, and the holders of at least a majority of the then-outstanding shares of Series D Preferred Stock, and are primarily for non-equity financing purposes.

For the purpose of this subsection 4(d)(ii) of Article IV(B), “Allocated Amount” shall mean 1,152,050 shares of Common Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) minus the aggregate number of shares of Common Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) issued after the Filing Date pursuant to subsection 4(d)(ii)(E)(x) of Article IV(B) or subsection 4(d)(ii)(H)(x) of Article IV(B).

(iii) In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E) of Article IV(B).

(iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of

Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii) of Article IV(B), then, in each such case for the purpose of this subsection 4(e) of Article IV(B), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 of Article IV(B) or in Section 2 of Article IV(B)) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g) No Impairment. This corporation will not, without the appropriate vote of the stockholders under the General Corporation Law or Section 6 of this Article IV(B), by amendment of its Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 of Article IV(B) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and this corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4 of Article IV(B), this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

(k) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least fifty-five percent (55%) of the outstanding shares of such series of Preferred Stock; provided, however, that in the case of the Series D Preferred Stock, such waiver must include at least three of the Requisite Lead Investors. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(l) GSK Anti-Dilution. Until such time as the corporation or any predecessor entity has raised an aggregate amount of financing from the sale of its equity securities equal to $10,000,000 in cash or in-kind (meaning the fair market value of office facilities, equipment and supplies transferred or made available to, and services performed for the benefit of, the corporation or any predecessor entity by the service provider under the that certain Services Agreement by and between Holdings and the corporation or any predecessor entity and the sole member of Holdings, dated as of February 27, 2009, each of which shall have a dollar value pursuant to the terms of such Services Agreement) (the “GSK Dilution Threshold”) (other than issuances of securities as compensation or as part of an incentive arrangement pursuant to an equity incentive plan adopted by the corporation’s Board of Directors or in connection with a split, dividend or similar event with respect to any class or type of securities), the corporation shall issue to GSK (as defined in that certain Amended and Restated Investors’ Right Agreement dated on or about the Filing Date by and among this corporation and the other parties thereto, as amended from time to time (the “IRA”)). such number of additional shares of Common Stock as is necessary to maintain GSK’s Proportional Share (as defined below) as it was prior to the issuance of such shares of Common Stock. “GSK’s Proportional Share” shall mean (A) the aggregate number of shares of Common Stock then owned by GSK, divided by (B) the aggregate number of shares of Common Stock then outstanding, in each case assuming the exercise or conversion of all securities exercisable for or convertible into Common Stock. For every issuance of additional shares of Common Stock by the corporation in connection with any financing (or portion thereof) received by the corporation above the GSK Dilution Threshold, GSK shall have no right to receive additional shares of Common Stock pursuant to this subsection 4(l) of Article IV(B) and GSK’s Proportional Share shall be diluted to the same extent as other holders of Common Stock. The GSK Dilution Threshold was met on October 30, 2013.

(m) API Anti-Dilution. Until such time as the corporation or any predecessor entity has raised an aggregate amount of financing from the sale of its equity securities equal to $12,000,000 in cash, including $1,500,000 in cash from investors (the “API Dilution Threshold”) (other than issuances of securities as compensation or as part of an incentive arrangement pursuant to an equity incentive plan adopted by the corporation’s Board of Directors or in connection with a split, dividend or similar event with respect to any class or type of securities), the corporation shall issue to API (as defined in the IRA) such number of additional shares of Common Stock as is necessary to maintain API’s Proportional Share (as defined below) as it was prior to the issuance of such shares of Common Stock. “API’s Proportional Share” shall mean (A) the aggregate number of shares of Common Stock then owned by API, divided by (B) the aggregate number of shares of Common Stock then outstanding, in each case assuming the exercise or conversion of all securities exercisable for or convertible into Common Stock. It is acknowledged and agreed that API’s Proportional Share as of October 30, 2013 was one-tenth (.10). For every issuance of additional shares of Common Stock by the corporation in connection with any financing (or portion thereof) received by the corporation above the API Dilution Threshold, API shall have no right to receive additional shares of Common Stock pursuant to this subsection 4(m) of Article IV(B) and API’s Proportional Share shall be diluted to the same extent as other holders of Common Stock. The API Dilution Threshold was met on October 30, 2013.

5. Voting Rights.

(a) General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided by law or in subsection 5(b) of Article IV(B) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for the Election of Directors. As long as any shares of Series A Preferred Stock originally issued remain outstanding, the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect three (3) directors of this corporation at any election of directors. As long as any shares of Series B Preferred Stock originally issued remain outstanding, the holders of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors. As long as any shares of Series C Preferred Stock originally issued remain outstanding, the holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors. As long as any shares of Series D Preferred Stock originally issued remain outstanding, the holders of the Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors. The holders of outstanding Common Stock, voting as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors. The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of this corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6. Preferred Stock Protective Provisions. So long as at least 478,626 shares of Series A Preferred Stock, 381,259 shares of Series B Preferred Stock, 926,377 shares of Series C Preferred Stock or 1,473,369 shares of Series D Preferred Stock remain outstanding (each such share number as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or the Restated Certificate of Incorporation) first obtaining the approval by vote or written consent, as provided by law, of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on as as-converted basis), which vote or written consent must include at least three of the Requisite Lead Investors:

(a) consummate a Liquidation Event or effect any other merger or consolidation;

(b) amend, alter, repeal or waive any provision of this corporation’s Restated Certificate of Incorporation or Bylaws;

(c) create, or authorize the creation of, or issue or obligate itself to issue any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, any series of Preferred Stock with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of Preferred Stock designated in this Restated Certificate of Incorporation (including any security convertible into or exercisable for such shares of Preferred Stock);

(d) (i) reclassify, alter or amend any existing class and series of this corporation’s capital stock that is pari passu with the Preferred Stock with respect to dividends, liquidation or redemption, if such reclassification, alteration or amendment would render such other security senior to the Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing class and series of this corporation’s capital stock that is junior to the Preferred Stock in respect to dividends, liquidation or redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Preferred Stock in respect of any such right, preference or privilege;

(e) redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) (or permit any subsidiary to redeem, repurchase or otherwise acquire) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock at the lower of the original purchase price or the then-current fair market value thereof from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal; or (ii) the redemption of any share or shares of Preferred Stock in accordance with Section 3 of Article IV(B);

(f) change the authorized number of directors of this corporation;

(g) create, or authorize the creation of, or issue, or authorize the issuance of any indebtedness for borrowed money, or permit any subsidiary to take any such action with respect to any indebtedness for borrowed money, if the aggregate indebtedness of the corporation and its subsidiaries for borrowed money following such action, other than equipment leases, would exceed 10% of the corporation’s total assets; or

(h) create, or hold capital stock or other equity security in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by this corporation, or sell, transfer or otherwise dispose of any capital stock or other equity security of any direct or indirect subsidiary of this corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary.

7. Status of Redeemed or Converted Stock. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Section 3 of Article IV(B) or Section 4 of Article IV(B) hereof, the shares so redeemed or converted shall be cancelled and shall not be issuable by this corporation. The Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

8. Notices. Any notice required by the provisions of this Article IV(B) to be given to the holders of shares of Preferred Stock shall be deemed given (i) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (ii) if such notice is provided by electronic transmission in a manner permitted by Section 232 of the General Corporation Law, or (iii) if such notice is provided in another manner then permitted by the General Corporation Law.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3. Redemption. The Common Stock is not redeemable at the option of the holder.

4. General Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Restated Certificate of Incorporation or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XII

This corporation renounces any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this corporation. No amendment or repeal of this Article XII shall apply to or have any effect on the liability or alleged liability of any Covered Persons, for or with respect to any opportunities of which such Covered Person become aware prior to such amendment or repeal.

*     *     *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 14th day of May, 2015.

/s/ Kenneth T. Mills
Kenneth T. Mills, President and CEO

SIGNATURE PAGE TO RESTATED CERTIFICATE OF

INCORPORATION FOR REGENXBIO INC.